Exhibit 4.3

AGREEMENT OF CLARIFICATION

THIS AGREEMENT OF CLARIFICATION, dated of as February 20, 2009, is by and between TELKONET, INC., a Utah corporation (the “Company”), and YA GLOBAL INVESTMENTS, L.P. (“YA Global”).  All capitalized terms used herein shall have the respective meanings assigned thereto in the Debentures (as defined below) unless otherwise defined herein.

W I T N E S S E T H:

WHEREAS, the Company issued Secured Convertible Debentures (the “Debentures”) and Warrants to purchase Common Stock (the “Warrants”) to YA Global pursuant to the terms of a Securities Purchase Agreement between the Company and YA Global dated as of May 30, 2008 (the “Securities Purchase Agreement”);

WHEREAS, the Debentures include a definition of the term Equity Conditions;

WHEREAS, the Company and YA Global wish to clarify clause (B) of the definition of the term Equity Condition;

WHEREAS, the Debentures require that interest shall be paid quarterly but do not indicate when such quarterly payments begin;

WHEREAS, the Debentures and the Warrants, collectively, can only be converted into, or exercised for, as applicable up to 19.99% of shares of Common Stock outstanding on the date the Securities Purchase Agreement was entered into (the “Exchange Cap”) pursuant to the Principal Market rules;

WHEREAS, the parties wish to clarify the Exchange Cap and provide for the Company to seek stockholder approval to remove the Exchange Cap;

WHEREAS, the Company and YA Global wish to clarify when the quarterly interest payment should begin.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

1. Equity Conditions Definition.

(a) The term Equity Conditions as used in the Debenture requires in clause (ii)(B) that the Company be in compliance with the then effective minimum listing maintenance requirements of the exchange on which the Common Stock is listed regardless of whether the Company has been notified in writing that a delisting or suspension of trading is threatened or pending.  The parties acknowledge that the NASDAQ and other Principal Markets have temporarily suspended certain of their minimum listing maintenance requirements.  The parties agree that if the Company’s Common Stock has not been suspended from trading and the Company has not been notified in writing that a delisting or suspension from trading is threatened or pending, the Company shall be deemed to have satisfied the conditions in clause (B).

(b) The term Equity Conditions shall be clarified as follows:

“Equity Conditions” means that each of the following conditions:  (i) on each day during the period beginning two (2) weeks prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Underlying Shares Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all applicable shares of Common Stock to be issued in connection with the event requiring determination or (y) all applicable shares of Common Stock to be issued in connection with the event requiring determination shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending in writing by such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Debentures to the Holder on a timely basis as set forth in Section 4(b)(ii) hereof; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 4(c) hereof and the rules or regulations of the Primary Market; (v) during the Equity Conditions Measuring Period, there shall not have occurred either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; and (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all applicable shares of Common Stock to be issued in connection with the event requiring determination or (y) any applicable shares of Common Stock to be issued in connection with the event requiring determination not to be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.

2. Payment of Interest.

(a) Section 1(b) of the Debenture requires, among other things, that interest shall be paid quarterly, in arrears.  The Debentures do not indicate when such quarterly interest payments begin.  The parties hereby agree that the quarterly interest payments shall be paid on the first Business Day of each calendar quarter beginning on April 1, 2009.  The parties further agree that quarterly interest accrued to date shall be added to the principal amount outstanding under the Debentures.  Each Debenture shall be amended, if necessary, to reflect the applicable increase in principal amount.  The parties agree also that the Company is in not in breach of Section 2(a) of the Debentures for not making any interest payments during calendar year 2008 or the first quarter of calendar 2009.

(b) Section 1(b) of the Debentures shall be clarified as follows:

Interest.  Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to thirteen percent (13%) (“Interest Rate”).  Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Interest hereunder shall be paid quarterly, in arrears (on the first Business Day of each calendar quarter beginning on April 1, 2009), and on the Maturity Date (or sooner as provided herein) to the Holder or its assignee in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures at the option of the Company in cash.

3. Exchange Cap.

(a) The conversion provisions contained Section 4 of the Debentures and the exercise provisions contained Section 2 of the Warrants do not cap such conversion or exercise provisions, as applicable, to the Exchange Cap.  The Principal Market requires such a cap absent stockholder approval.  To date the Company has not sought, nor has YA Global requested, stockholder approval for issuances of Common Stock in excess of the Exchange Cap.  Accordingly, the parties agree that the Exchange Cap is applicable for conversion of the Debentures and exercises of the Warrants, in the aggregate.

(b) Section (4)(e) Limitations on Conversions of the Debentures shall be clarified to add a new paragraph (iii) as follows:

(iii)  Exchange Cap.  Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the holder pursuant to the terms of this Debenture, all other Debentures and the Warrants shall not exceed an aggregate of 19.99% of the total issued and outstanding shares (calculated in accordance with applicable Principal Market rules and regulations) of the Company’s Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) or otherwise violate the Company’s obligations under the rules and regulations of the Principal Market (the “Exchange Cap”), unless stockholder approval shall first be obtained.  The Company shall not be obligated to issue such shares of Common Stock in excess of the Exchange Cap unless and until the Company obtains stockholder approval in accordance with applicable Principal Market rules and regulations.

(c) Section 2(a) of the Warrants shall be clarified to add a new penultimate paragraph as follows:

Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the holder pursuant to the terms of this Warrant and the Debentures shall not exceed an aggregate of 19.99% of the total issued and outstanding shares (calculated in accordance with applicable Principal Market rules and regulations) of the Company’s Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) or otherwise violate the Company’s obligations under the rules and regulations of the Principal Market (the “Exchange Cap”), unless stockholder approval shall first be obtained.  The Company shall not be obligated to issue such shares of Common Stock in excess of the Exchange Cap unless and until the Company obtains stockholder approval in accordance with applicable Principal Market rules and regulations.

(d) The Company agrees to seek stockholder approval to remove the Exchange Cap at its next annual meeting, which annual meeting shall be held on or before May 31, 2009.

4. Effect of this Agreement.  Except as modified pursuant hereto, no other changes or clarification to the Debentures are intended or implied.

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

COMPANY:
Telkonet, Inc.

By: /s/ Jason L. Tienor
Name: Jason L. Tienor
Title: President & CEO

YA Global Investments, L.P.

By: Yorkville Advisors, LLC
Its: Investment Manager

By: /s/ Troy Rillo
Name: Troy Rillo
Title: Senior Managing Director

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